                                   May 20, 1997

Ms. Virginia McDowell
10 Henry Drive
Northfield, N.J.  08225

                    Re:  Employment Agreement with Argosy Gaming Company

Dear Ms. McDowell,

          I am pleased to offer you employment with Argosy Gaming Company (the "Company") under the following terms:

          1.   TITLE AND DUTIES.

          Your title shall be Vice President of Sales and Marketing. As such, you shall report to the Chief Executive Officer. You shall have all of the authority and duties usual and customary to the Vice President of Sales and Marketing of a publicly-traded corporation.

          2.   PLACE OF WORK.

          Headquarters for the Company is currently in Alton, Illinois. You shall maintain an office at headquarters.

          3.   TERM.

          The Term of this Agreement shall be three (3) years from June 1, 1997 ("Effective Date"), subject to the termination pursuant to Section 11.

          4.   BASIC COMPENSATION

          Your basic compensation shall be $175,000 annually payable in substantially equal monthly payments commencing from the Effective Date, subject to usual and customary deductions for taxes, governmental charges, and customary contributions to health, welfare and insurance programs maintained by the Company for the senior officers of the Company.

          5.   ADDITIONAL COMPENSATION

          Promptly after your execution of this Agreement, the Company shall issue to you from the authorized and unissued shares, 25,000 shares of common stock ("Additional Compensation") and such shares when issued shall be held in escrow for you. Issuance of such shares shall be subject to listing on the New York Stock Exchange and such shares shall be "restricted securities" under the federal securities laws. At the end of 18 months from the Effective Date 40% of the Shares held in escrow shall be released form escrow and delivered to you if you are still employed by the Company and at the end of the Term the balance of the shares held in escrow shall be released from escrow and delivered to you if you are still employed by the Company. You shall be entitled to any dividends (stock or cash) or the benefits of any stock split with respect to the shares distributed to you from the escrow. You shall also have the right to vote the Shares.

          6.   EXPENSES.

          You shall be entitled to reimbursement for all expenses reasonably associated with the Company's business.

          7.   AUTOMOBILE.

          You shall receive an allowance for an automobile in the amount of $600.00 monthly, which shall include the cost of owning or leasing of the car, mileage, maintenance, gas, oil and insurance, and covers your car usage in Alton and New Jersey while in your commuting mode.

          8.   EXECUTIVE AND MANAGEMENT OPTIONS.

          The Stock Option Committee will grant you 75,000 option shares and such shares shall vest in equal amounts (ie., 1/3) over a three year period to track the Term. The 75,000 option shares shall be granted on the Effective Date (at the closing market price on the date of the grant).

          9.   BENEFITS.

          You shall be eligible to participate in all benefit plans as provided to any officer of the Company. These benefits may change from time to time. At this time it is believed the benefits include (a) family medical and dental benefits, (b) a 401K plan, (c) a group life insurance plan, (d) a disability plan. The current specific benefits are described in the Employee Benefits Handbook. Additionally, you shall be entitled to coverage or reimbursement for any family medical and dental costs not covered by the Company's plans, subject to regulatory guidelines.

          10.  VACATION/SICK LEAVE

          You shall be entitled to four weeks annual paid vacation which may be taken during your first year of employment and each succeeding year. You shall be entitled to 30 continuous days sick leave for when you are ill, with 60 days on an annual basis. If unable to return to your duties at the end of 30 days with reasonable accommodation, you should be eligible to participate in the long term disability described in Paragraph 9 and your office shall be considered vacant and your employment terminated.

          11.  TERMINATION

          Your employment with the Company during the Term may be terminated (a) by the Company for cause (as defined below); (b) by the Company at any time without cause, or (c) by you at any time.

          "Cause" shall mean the following:

          (i) fraud or embezzlement with respect to the Company by you; (ii) material breach by you of this Agreement; (iii) failure to adhere to any reasonable and lawful rule or directive of the Board; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; (vii) permanent disability preventing the performance of your duties with reasonable accommodation of more than 30 continuous days or 60 days in any 12 month period; or (viii) your failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which you may be subject by reason of your position with the Company under any gaming laws or regulations as determined by any applicable gaming authority.

          If the purported cause of termination is the reasons set forth in
(ii), (iii) or (iv) above the Company must give notice to you of the cause in writing specifying the purported cause and allow you 60 days to cure the purported cause.

          If your employment with the Company is terminated by the Company for "cause" or if you voluntarily terminate your employment prior to the end of the Term you shall only be entitled to (i) your basic compensation and other benefits to the date of termination; and (ii) the portion, if any, of the Additional Compensation delivered to you prior to termination; however, the portion then held in escrow shall be forfeited.

          If your employment with the Company is terminated by the Company other than for "cause" then you shall be entitled to (i) your basic compensation ($175,000) in monthly installments for the 12 months following termination unless and/or until you go to work for a competitor which competes with the Company in any jurisdiction (as defined in paragraph 17);
(ii) out- placement services for 6 months following termination; (iii) relocation expenses up to $25,000; (iv) the portion, if any, of the Additional Compensation delivered to you prior to termination; however, the portion then held in escrow shall be forfeited; and (v) unless you go to work for a competitor you shall have 90 days after the date of termination to exercise your vested stock options.

          12.  MOVING EXPENSES.

          The Company shall reimburse you for all reasonable costs related to the move of your personal belongings and family from New Jersey to the Alton/St. Louis area. Relocation expenses shall include the commission on the sale of your New Jersey home.

          13.  RELOCATION EXPENSES.

          The Company shall reimburse you for certain lodging expenses incurred by you and your family while seeking a new home in the Alton/St. Louis area including, a temporary residence. This benefit shall be limited to a period equal to the lesser of 12 months or as long as you own your current home and such reimbursement shall be equal to the actual difference between the rent received for your existing home and your monthly obligation on your existing home (including principal, interest and taxes). Notwithstanding the foregoing in no event shall the benefit exceed $700.00 per month. If any expenses reimbursed pursuant to Paragraphs 12 and 13 herein result in federal or state income taxation associated with the reimbursement, the Company shall reimburse you for the taxes actually paid.

          14.  REPRESENTATION.

          As part of the inducement for you to accept this offer, the Company has represented to you that its public financial statements reflect fully and accurately in all material respects the Company's financial operations and development status (including without limitation, Lawrenceburg, Indiana) with no material omissions.

          15.  NO ASSIGNMENT

          This Agreement may not be assigned.

          16.  CHANGE OF CONTROL.

          Should more than 51% of the common stock of the Company be sold to, purchased by or otherwise subject to the control of a third party not currently owning more than 5% of the common stock or should substantially all of the assets of the Company be sold, then you shall be entitled to the following if you are terminated: (i) Additional Compensation held in escrow;
(ii) all your stock options shall vest and (iii) you shall be entitled to the items set forth in Section 11 as if you were terminated by the Company other than for "cause."

          17.  NON-COMPETE.

          Should you voluntarily terminate your employment hereunder or be terminated with cause, you shall not compete with the Company in any jurisdictions where it currently maintains gaming facilities (including managed properties) for a period of 12 months following such resignation or termination and you agree not to solicit any of the Company's management employees for such 12 month period.

          Should your employment hereunder be terminated without cause you shall not compete with the Company in any jurisdiction where it currently maintains gaming facilities (including managed properties) for as long as the Company is paying you. In the event you elect to accept employment with a competitor which competes with the Company in any jurisdiction during the period in which the Company is paying you the Company's obligation to pay you shall terminate and cease on and as of the date of your acceptance of employment.

          For purposes of this Paragraph 17 "jurisdiction" shall mean a distance equal to 150 miles from any location in which the Company maintains gaming facilities (including managed properties).


          18.  CONFIDENTIALITY.

          As a condition of this Agreement and you employment with the Company, you must sign and honor our employee confidentiality and non-disclosure agreement presently in effect by the Company

          19.  ENTIRE AGREEMENT/AUTHORIZATION/BINDING/NO WAIVER/GOVERNING LAW.

          This writing represents the entire Agreement between the parties and may only be modified in writing signed by the parties. The signer of this offer is fully authorized by the Company to make the offer contained herein. This Agreement is binding on the employer and its successors and assigns. No waiver of any provision shall constitute a general waiver for future purposes. This Agreement may be signed in counterparts. This Agreement shall be governed by the laws of the State of Illinois.

          I believe the above sets out the terms of our agreement. I look forward to working with you. Please acknowledge you acceptance of this offer by signing below and returning a copy to me by 5:00 p.m. Central time on May 21, 1997.

                                        Very truly yours,

                                        ARGOSY GAMING COMPANY

                                        By: /s/ James B. Perry
                                           __________________________

                                        Title: President & CEO
                                              _______________________

AGREED AND ACCEPTED

By: /s/ Virginia McDowell
   ____________________________

Dated: 5/20/97
      _________________________